CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports on the financial statements and financial highlights dated July 27, 2016 with respect to Dreyfus Select Managers Small Cap Growth Fund for the fiscal year ended May 31, 2016 and dated February 27, 2017 with respect to Dreyfus Active MidCap Fund for the fiscal year ended December 31, 2016 and dated January 26, 2017 with respect to Global Stock Fund, International Stock Fund, Dreyfus U.S. Equity Fund, Dreyfus Select Managers Small Cap Value Fund and Dreyfus MLP Fund for the fiscal year ended November 30, 2016, which are incorporated by reference in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
March 27, 2017